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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                          THERAPEUTIC ANTIBODIES INC.
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                                (Name of Issuer)


                                  Common Stock
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                           (Title of Class Securities)


                                   88337M100
                     ---------------------------------------
                                 (CUSIP Number)


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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-1(c)

          [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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--------------------------                       -------------------------------
CUSIP NO.        88337M100            13G        PAGE 2 OF 4 PAGES
--------------------------                       -------------------------------


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    1      Names of Reporting Persons
           I.R.S. Identification Nos. of Above Persons (Entities Only)

           Martin S. Brown
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    2      Check the Appropriate Box if a Member of a Group
           (See Instructions)
                                                                   (a)
                                                                   (b)
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    3      SEC Use Only

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    4      Citizenship or Place of Organization

           United States
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                          5    Sole Voting Power

                               3,693,550
                         -------------------------------------------------------
   Number of              6     Shared Voting Power
    Shares
 Beneficially                   186,054
   Owned by              -------------------------------------------------------
Each Reporting            7     Sole Dispositive Power
 Person With
                                3,693,550
                         -------------------------------------------------------
                          8     Shared Dispositive Power

                                186,054
--------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           3,879,604
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   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (SEE Instructions)

                                                                             [ ]
--------------------------------------------------------------------------------

   11      Percent of Class Represented by Amount in Row (9)

           7.5%
--------------------------------------------------------------------------------
   12      Type of Reporting Person (SEE Instructions)

           IN
--------------------------------------------------------------------------------


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ITEM 1(a)         Name of Issuer: Therapeutic Antibodies Inc.
ITEM 1(b) Address of Issuer's Principal Executive Offices: 1207 17th Avenue South, Suite 103, Nashville, TN 37212

ITEM 2(a)         Name of Person Filing: Martin S. Brown
ITEM 2(b)         Address of Principal Business Office or, if None, Residence:
                  1207 17th Avenue South, Suite 103, Nashville, TN 37212

ITEM 2(c).        Citizenship: U.S.
ITEM 2(d).        Title of Class of Securities: Common Stock
ITEM 2(e).        cusip number: 88337M100

item 3.           Not applicable.

ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned: 3,879,604
                  (b)      Percent of class: 7.5%
                  (c)      Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote - 3,693,550
                           (ii) Shared power to vote or to direct the vote - 186,054
                           (iii) Sole power to dispose or to direct the
                                 disposition of - 3,693,550
                           (iv) Shared power to dispose or to direct the disposition of - 186,054



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           January 27, 1999
                                           -------------------------------------
                                                        (Date)

                                           /s/ Martin S. Brown
                                           -------------------------------------
                                                      (Signature)

                                           Martin S. Brown, Secretary
                                           -------------------------------------
                                                    (Name and Title)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).